Exhibit 10.5

SECOND AMENDMENT TO THE
LUTHER BURBANK SAVINGS
SALARY CONTINUATION AGREEMENT

THIS SECOND AMENDMENT is adopted this 30th day of November 2018, by and between LUTHER BURBANK SAVINGS, a California corporation, (the “Bank”) and LAURA TARANTINO (the “Executive”).

WHEREAS, the Bank and the Executive executed the Salary Continuation Agreement effective as of April 25, 2006 (the “Agreement”).

WHEREAS, the Bank and the Executive executed the First Amendment to the Luther Burbank Savings Salary Continuation Agreement effective as of December 5, 2008 (the “First Amendment”).

WHEREAS, the undersigned hereby amend the Agreement for the purpose of allowing the Executive the opportunity to fully vest in his Normal Retirement Benefit given the Executive’s years of service with Bank.

NOW THEREFORE, the following changes shall be made to the Agreement:

Sections 1.8, 1.17, 2.2.1 of the Agreement shall be deleted in its entirety and replaced by the following:
1.8    “Early Involuntary Termination” means, before Normal Retirement Age, the Executive terminates employment for Good Reason or the Bank terminates the Executive’s employment without Cause.

1.17     “Termination for Cause” means termination as a result of (i) engaging in conduct which is demonstrably and materially injurious to the Bank or any affiliate, or that materially harms the reputation, good will, or business of the Bank or any affiliate; (ii) being convicted of, or entering a plea of guilty or nolo contedere (or similar plea), to a criminal offense involving dishonesty, breach of trust, fraud, or moral turpitude; (iii) the suspension, removal or prohibition from participating in the conduct of the Bank’s affairs by an order issued under the Federal Deposit Insurance Act or any comparable provision of federal or state law; (iv) having been found liable in any Securities and Exchange Commission or other civil or criminal securities law action or any cease and desist order applicable to Executive is entered (regardless of whether or not Executive admits or denies liability); (v) gross negligence, insubordination, or material violation of any duty of loyalty or other fiduciary duty to the Company or any other material misconduct on Executive’s part; (vi) the willful refusal or negligent failure to perform assigned duties; (vii) having used or disclosed, without authorization, confidential or proprietary information of the Company and its Affiliates; (viii) having breached any written agreement with the Company not to disclose any information pertaining to the Company or its Affiliates or their customers, suppliers and businesses; (ix) having breached any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of the Company or its Affiliates; (x) having materially breached any applicable federal, state or local laws or regulations governing Executive’s duties with the Company or any of the Company’s material policies applicable to Executive, whether currently in effect or later adopted; or (xi) Executive has failed to perform or habitually neglected Executive’s duties after written notice thereof to Executive and a thirty (30) day cure period.

2.2.1    Amount of Benefit. The annual benefit following Early Involuntary Termination is eighty percent (80%) of Compensation notwithstanding vesting, and the annual benefit following Early Voluntary Termination is the portion of the Normal Retirement Benefit described in Section 2.1.1 that is vested at the time of the Early Voluntary Termination.

Sections 1.19 and 1.20 below are added to Article 1 of the Agreement.
1.19     “Employment Agreement” means that Employment Agreement between Luther Burbank Corporation, the Bank holding company, and Executive effective January 2, 2019, as then in effect or any employment agreement subsequently in effect between the parties.
1.20    “Good Reason” means the Executive resigns as a result of the occurrence of one or more of the following events: (i) a significant material detrimental change in Executive’s position or responsibilities, including a material change in duties that represents a substantial reduction in the position or responsibilities in effect immediately prior thereto; the assignment to Executive of any significant duties or responsibilities that are materially inconsistent with such position; except in connection with termination of Executive’s employment for Cause, as a result of Executive’s total disability or death, or by Executive other than for Good Reason; (ii) a material reduction in Executive’s Base Salary or Target Bonus (as defined in the Employment Agreement) other than in connection with a general reduction in wages for all senior executive employees of the Bank; (iii) any material breach by the Bank or its affiliates of its obligations to Executive under this Agreement or the Employment Agreement; or, (iv) the Bank requiring Executive (without Executive’s consent) to be based at any place outside of a fifty (50) mile radius of Santa Rosa, California, except for reasonably required travel on the Company’s business.
Notwithstanding the foregoing, Executive will not be treated as having resigned for Good Reason unless Executive notifies the Bank in writing of the event constituting Good Reason not more than thirty (30) days after Executive knows, or with the exercise of reasonable diligence would have known, of the occurrence of such event, the Bank fails within thirty (30) days after receipt of such notice to cure such event and return Executive to the position Executive would have been in had the event not occurred, and Executive resigns after the end of such thirty (30) day cure period, but in no event more than two (2) years after the occurrence of the event; provided, however, that in no event will Executive’s failure to notify the Bank of the occurrence of any event constituting Good Reason, or to resign as a result of such event, in either case within the applicable time period, be construed as consent to the occurrence of future events, whether or not similar to the initial occurrence.

IN WITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this Second Amendment.

Executive	LUTHER BURBANK SAVINGS

By ________________________
LAURA TARANTINO	Title _______________________

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